Exhibit 23.1

The accompanying financial statements give effect to a 5-for-1 split of the common stock of Avantor, Inc. which will take place prior to the effective date of the registration statement. The following consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon completion of the 5-for-1 split of the common stock of Avantor, Inc. described in Note 27 to the financial statements and, assuming that from March 15, 2019 to the date of such completion, no other material events have occurred that would affect the accompanying financial statements or disclosures therein.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

May 3, 2019

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 6 to Registration Statement No. 333-229578 on Form S-1 of our report dated March 15, 2019 (May     , 2019 as to the effect of the stock split described in Note 27) relating to the consolidated financial statements of Avantor, Inc. and subsidiaries, and to the reference to us under the heading “Experts” pertaining to each respective prospectus, which are part of this Registration Statement.

Philadelphia, Pennsylvania

May     , 2019